Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in Registration Statement No. 333-164726 on Form S-8 of our report dated September 10, 2010 relating to the consolidated financial statements of ShoreTel, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion), and our report dated September 10, 2010 relating to the effectiveness of ShoreTel, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of ShoreTel, Inc. for the year ended June 30, 2010.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
September 10, 2010